Exhibit (99)

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Joe Poulos, Media, (612) 761-0042
Target Media Hotline, (612) 696-3400

Target Corporation Reports Fourth Quarter and Full-Year 2022 Earnings

Q4 2022 Highlights
•Comparable sales increased 0.7 percent, on top of 8.9 percent in Q4 2021, driven entirely by an increase in guest traffic.
•Same-day services (in-store pickup, Drive Up, and Shipt), which represent more than 10 percent of total sales, increased 4.3 percent in the quarter.
•Inventory at the end of the quarter was 3 percent lower than in 2021, despite an increase in early receipts compared with last year. Inventory in discretionary categories was approximately 13 percent lower than a year ago, partially offset by higher inventory in frequency categories.

Full-Year 2022 Highlights
•Total revenue grew $3 billion to $109 billion, from $106 billion in 2021. Total revenue has grown more than $30 billion since 2019.
•Comparable sales grew 2.2 percent, on top of 12.7 percent in 2021.
•Comparable traffic grew 2.1 percent, on top of 12.3 percent in 2021.
•All five core merchandise categories delivered unit share growth, on top of strong share performance over the past several years.
•The Company continues to invest in long-term growth plans while pursuing efficiency initiatives.

For additional media materials, please visit:
https://corporate.target.com/article/2023/02/q4-fy2022
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Target Corporation Reports Fourth Quarter and Full-Year 2022 Earnings — Page 2 of 13

MINNEAPOLIS (February 28, 2023) – Target Corporation (NYSE: TGT) today announced its fourth-quarter and full-year 2022 results. The Company reported fourth-quarter GAAP earnings per share (EPS) of $1.89, compared with $3.21 in 2021, and $5.98 for full-year 2022, compared with $14.10 in 2021. Adjusted EPS1 was $1.89 for the fourth quarter, compared with $3.19 in 2021, and $6.02 for the full-year, compared with $13.56 in 2021. Full-year 2021 GAAP EPS included a $335 million pretax gain on the sale of Dermstore, which was excluded from Adjusted EPS. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.

“We’re pleased that our business delivered comparable sales growth in the fourth quarter, in what continues to be a very challenging environment. Strength in Food & Beverage, Beauty and Household Essentials offset ongoing softness in discretionary categories. This performance highlights the benefit of our multi-category merchandise assortment, which drives relevance with our guests in any environment, and is a key reason we grew traffic every quarter last year,” said Brian Cornell, chairman and chief executive officer of Target Corporation.

“Looking ahead, we’re focused on executing our long-term strategy, including continued differentiation through affordability, assortment, ease and convenience. At the same time, we’re planning our business cautiously in the near term to ensure we remain agile and responsive to the current operating environment. We’re pleased that we entered the year in a very healthy inventory position, reflecting our conservative approach in discretionary categories and our commitment to reliability in our frequency businesses. As we plan for the year ahead, we will continue to make robust capital investments and pursue efficiency opportunities in support of our long-term growth. We’re proud of the loyalty and trust we’ve built with our guests, and want to thank our team for their ongoing commitment to delivering a truly exceptional and differentiated retail experience.”

Guidance
For first quarter 2023, the Company expects comparable sales in a wide range, from a low-single digit decline to a low-single digit increase, and an operating income margin rate of 4 to 5 percent. First quarter GAAP EPS and adjusted EPS are both expected to range from $1.50 to $1.90.

For the full year, the Company expects comparable sales in a wide range from a low-single digit decline to a low-single digit increase. Operating income is expected to grow more than $1 billion, and GAAP EPS and adjusted EPS are both expected to range from $7.75 to $8.75.

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[1]Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the tables of this release for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Reports Fourth Quarter and Full-Year 2022 Earnings — Page 3 of 13

Over the next three years, the Company expects its operating income margin rate will reach, and begin to move beyond, its pre-pandemic rate of 6 percent, and believes it could reach an operating income margin rate of 6 percent as early as fiscal 2024, depending on the speed of recovery for the economy and consumer demand.

Operating Results
The Company’s total comparable sales grew 0.7 percent in the fourth quarter, reflecting comparable stores sales growth of 1.9 percent and a comparable digital sales decline of (3.6) percent. Total revenue of $31.4 billion grew 1.3 percent in the fourth quarter compared with last year, driven by sales growth of 1.2 percent and an 8.4 percent increase in other revenue. Operating income was $1.2 billion in fourth quarter 2022, down 44.7 percent from $2.1 billion in 2021.

Full-year sales increased 2.8 percent to $107.6 billion from $104.6 billion last year, reflecting a 2.2 percent increase in comparable sales combined with sales from non-mature stores. Full-year total revenue of $109.1 billion grew 2.9 percent compared with 2021, reflecting sales growth of 2.8 percent and a 9.8 percent increase in other revenue.

Fourth quarter operating income margin rate was 3.7 percent in 2022 compared with 6.8 percent in 2021. Fourth quarter gross margin rate was 22.7 percent, compared with 25.7 percent in 2021, reflecting pressure from higher clearance and promotional markdown rates, higher net merchandise costs, and higher inventory shrink, partially offset by favorable category mix.

Full-year operating income of $3.8 billion in 2022 was down 57.0 percent from $8.9 billion last year. Full-year gross margin rate was 23.6 percent, compared with 28.3 percent in 2021, reflecting pressure from higher clearance and promotional markdown rates, higher net merchandise and freight costs, higher supply chain costs reflecting increased compensation and headcount in the Company's distribution centers, and higher inventory shrink.

Fourth quarter SG&A expense rate was 18.1 percent in 2022, compared with 17.9 percent in 2021. Full-year SG&A expense rate was 18.9 percent in 2022, compared with 18.6 percent in 2021. Rate increases in both periods reflect the net impact of cost increases across the business, including investments in hourly team member wages, partially offset by lower incentive compensation in 2022 compared to the prior year.

Interest Expense and Taxes
The Company’s fourth quarter 2022 net interest expense was $129 million, compared with $104 million last year. Full-year 2022 net interest expense was $478 million, compared with $421 million in 2021. Higher
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Target Corporation Reports Fourth Quarter and Full-Year 2022 Earnings — Page 4 of 13

interest expense in both the fourth quarter and full-year reflect higher average long-term debt and commercial paper balances.

Fourth quarter 2022 effective income tax rate was 16.1 percent, compared with 23.4 percent last year. The Company’s full-year 2022 effective income tax rate was 18.7 percent compared with 22.0 percent in 2021. This decrease in both fourth quarter and full-year tax rates was driven by significantly lower earnings, amplifying the rate benefit of discrete items and tax benefits.

Capital Deployment and Return on Invested Capital
The Company paid dividends of $497 million in the fourth quarter, compared with $432 million last year, reflecting a 20.0 percent increase in the dividend per share, partially offset by a decline in average share count.

The Company did not repurchase any shares in fourth quarter 2022. As of the end of the fourth quarter, the Company had approximately $9.7 billion of remaining capacity under the repurchase program approved by Target’s Board of Directors in August 2021.

For the trailing twelve months through fourth quarter 2022, after-tax return on invested capital (ROIC) was 12.6 percent, compared with 33.1 percent for the twelve months through fourth quarter 2021. This decrease was driven primarily by lower profitability coupled with an increase in invested capital. The tables in this release provide additional information about the Company’s ROIC calculation.

Webcast Details
Target will webcast its financial community meeting, including a Q&A session, beginning at 8:00 a.m. CST today. Investors and the media are invited to listen to the meeting at Corporate.Target.com/Investors (click on “2023 Financial Community Meeting, including Fourth Quarter and Full-Year 2022 Earnings” under “Events & Presentations”). A replay of the webcast will be provided when available.

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Target Corporation Reports Fourth Quarter and Full-Year 2022 Earnings — Page 5 of 13

Miscellaneous
Statements in this release regarding the Company’s future financial performance, including its fiscal 2023 first quarter and full-year guidance and operating income margin rate guidance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s actions to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended January 29, 2022. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at nearly 2,000 stores and at Target.com, with the purpose of helping all families discover the joy of everyday life. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. Additional company information can be found by visiting its corporate website and press center and by following @TargetNews.
For more on the Target Foundation, click here.
# # #

Target Corporation Reports Fourth Quarter and Full-Year 2022 Earnings — Page 6 of 13

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
(millions, except per share data) (unaudited)	January 28, 2023	January 29, 2022	Change	January 28, 2023	January 29, 2022	Change
Sales	$30,983	$30,616	1.2%	$107,588	$104,611	2.8%
Other revenue	412	380	8.4	1,532	1,394	9.8
Total revenue	31,395	30,996	1.3	109,120	106,005	2.9
Cost of sales	23,946	22,761	5.2	82,229	74,963	9.7
Selling, general and administrative expenses	5,675	5,535	2.5	20,658	19,752	4.6
Depreciation and amortization (exclusive of depreciation included in cost of sales)	615	605	1.6	2,385	2,344	1.8
Operating income	1,159	2,095	(44.7)	3,848	8,946	(57.0)
Net interest expense	129	104	24.6	478	421	13.4
Net other (income) / expense	(13)	(26)	(47.5)	(48)	(382)	(87.4)
Earnings before income taxes	1,043	2,017	(48.3)	3,418	8,907	(61.6)
Provision for income taxes	167	473	(64.6)	638	1,961	(67.5)
Net earnings	$876	$1,544	(43.3)%	$2,780	$6,946	(60.0)%
Basic earnings per share	$1.90	$3.24	(41.4)%	$6.02	$14.23	(57.7)%
Diluted earnings per share	$1.89	$3.21	(41.1)%	$5.98	$14.10	(57.6)%
Weighted average common shares outstanding
Basic	460.3	476.1	(3.3)%	462.1	488.1	(5.3)%
Diluted	462.7	480.6	(3.7)%	464.7	492.7	(5.7)%
Antidilutive shares	1.2	—		1.1	—
Dividends declared per share	$1.08	$0.90	20.0%	$4.14	$3.38	22.5%

Target Corporation Reports Fourth Quarter and Full-Year 2022 Earnings — Page 7 of 13

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions, except footnotes) (unaudited)	January 28, 2023	January 29, 2022
Assets
Cash and cash equivalents	$2,229	$5,911
Inventory	13,499	13,902
Other current assets	2,118	1,760
Total current assets	17,846	21,573
Property and equipment
Land	6,231	6,164
Buildings and improvements	34,746	32,985
Fixtures and equipment	7,439	6,407
Computer hardware and software	3,039	2,505
Construction-in-progress	2,688	1,257
Accumulated depreciation	(22,631)	(21,137)
Property and equipment, net	31,512	28,181
Operating lease assets	2,657	2,556
Other noncurrent assets	1,320	1,501
Total assets	$53,335	$53,811
Liabilities and shareholders’ investment
Accounts payable	$13,487	$15,478
Accrued and other current liabilities	5,883	6,098
Current portion of long-term debt and other borrowings	130	171
Total current liabilities	19,500	21,747
Long-term debt and other borrowings	16,009	13,549
Noncurrent operating lease liabilities	2,638	2,493
Deferred income taxes	2,196	1,566
Other noncurrent liabilities	1,760	1,629
Total noncurrent liabilities	22,603	19,237
Shareholders’ investment
Common stock	38	39
Additional paid-in capital	6,608	6,421
Retained earnings	5,005	6,920
Accumulated other comprehensive loss	(419)	(553)
Total shareholders’ investment	11,232	12,827
Total liabilities and shareholders’ investment	$53,335	$53,811
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 460,346,947 and 471,274,073 shares issued and outstanding as of January 28, 2023, and January 29, 2022, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

Target Corporation Reports Fourth Quarter and Full-Year 2022 Earnings — Page 8 of 13

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Twelve Months Ended
(millions) (unaudited)	January 28, 2023	January 29, 2022
Operating activities
Net earnings	$2,780	$6,946
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation and amortization	2,700	2,642
Share-based compensation expense	220	228
Deferred income taxes	582	522
Gain on Dermstore sale	—	(335)
Noncash losses / (gains) and other, net	172	67
Changes in operating accounts:
Inventory	403	(3,249)
Other assets	22	(78)
Accounts payable	(2,237)	2,628
Accrued and other liabilities	(624)	(746)
Cash provided by operating activities	4,018	8,625
Investing activities
Expenditures for property and equipment	(5,528)	(3,544)
Proceeds from disposal of property and equipment	8	27
Proceeds from Dermstore sale	—	356
Other investments	16	7
Cash required for investing activities	(5,504)	(3,154)
Financing activities
Additions to long-term debt	2,625	1,972
Reductions of long-term debt	(163)	(1,147)
Dividends paid	(1,836)	(1,548)
Repurchase of stock	(2,826)	(7,356)
Stock option exercises	4	8
Cash required for financing activities	(2,196)	(8,071)
Net decrease in cash and cash equivalents	(3,682)	(2,600)
Cash and cash equivalents at beginning of period	5,911	8,511
Cash and cash equivalents at end of period	$2,229	$5,911

Target Corporation Reports Fourth Quarter and Full-Year 2022 Earnings — Page 9 of 13

TARGET CORPORATION

Operating Results

Rate Analysis	Three Months Ended		Twelve Months Ended
(unaudited)	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Gross margin rate	22.7%	25.7%	23.6%	28.3%
SG&A expense rate	18.1	17.9	18.9	18.6
Depreciation and amortization (exclusive of depreciation included in cost of sales) expense rate	2.0	2.0	2.2	2.2
Operating income margin rate	3.7	6.8	3.5	8.4
Note: Gross margin rate is calculated as gross margin (sales less cost of sales) divided by sales. All other rates are calculated by dividing the applicable amount by total revenue. Other revenue includes $185 million and $734 million of profit-sharing income under our credit card program agreement for the three and twelve months ended January 28, 2023, respectively, and $183 million and $710 million for the three and twelve months ended January 29, 2022, respectively.

Comparable Sales	Three Months Ended		Twelve Months Ended
(unaudited)	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Comparable sales change	0.7%	8.9%	2.2%	12.7%
Drivers of change in comparable sales:
Number of transactions	0.7	8.1	2.1	12.3
Average transaction amount	0.0	0.7	0.1	0.4

Comparable Sales by Channel	Three Months Ended		Twelve Months Ended
(unaudited)	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Stores originated comparable sales change	1.9%	8.9%	2.4%	11.0%
Digitally originated comparable sales change	(3.6)	9.2	1.5	20.8

Sales by Channel	Three Months Ended		Twelve Months Ended
(unaudited)	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Stores originated	79.2%	78.2%	81.4%	81.1%
Digitally originated	20.8	21.8	18.6	18.9
Total	100%	100%	100%	100%

Sales by Fulfillment Channel	Three Months Ended		Twelve Months Ended
(unaudited)	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Stores	96.7%	96.3%	96.7%	96.4%
Other	3.3	3.7	3.3	3.6
Total	100%	100%	100%	100%
Note: Sales fulfilled by stores include in-store purchases and digitally originated sales fulfilled by shipping merchandise from stores to guests, Order Pickup, Drive Up, and Shipt.

RedCard Penetration	Three Months Ended		Twelve Months Ended
(unaudited)	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Total RedCard Penetration	19.4%	20.4%	19.8%	20.5%

Target Corporation Reports Fourth Quarter and Full-Year 2022 Earnings — Page 10 of 13

Number of Stores and Retail Square Feet	Number of Stores		Retail Square Feet (a)
(unaudited)	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
170,000 or more sq. ft.	274	274	48,985	49,071
50,000 to 169,999 sq. ft.	1,527	1,516	191,241	190,205
49,999 or less sq. ft.	147	136	4,358	4,008
Total	1,948	1,926	244,584	243,284
(a)In thousands, reflects total square feet less office, distribution center, and vacant space.

Target Corporation Reports Fourth Quarter and Full-Year 2022 Earnings — Page 11 of 13

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our operations. This measure is not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). The most comparable GAAP measure is diluted earnings per share. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

Reconciliation of Non-GAAP Adjusted EPS	Three Months Ended
	January 28, 2023			January 29, 2022
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share			$1.89			$3.21	(41.1)%
Adjustments
Other (a)	$—	$—	$—	$(18)	$(13)	$(0.03)
Adjusted diluted earnings per share			$1.89			$3.19	(40.6)%
Note: Amounts may not foot due to rounding.

Reconciliation of Non-GAAP Adjusted EPS	Twelve Months Ended
	January 28, 2023			January 29, 2022
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share			$5.98			$14.10	(57.6)%
Adjustments
Gain on Dermstore Sale	$—	$—	$—	$(335)	$(269)	$(0.55)
Other (a)	20	15	0.03	9	7	0.01
Adjusted diluted earnings per share			$6.02			$13.56	(55.7)%
Note: Amounts may not foot due to rounding.

(a)Other items unrelated to current period operations, none of which were individually significant.

Reconciliation of Non-GAAP Adjusted EPS Guidance	Guidance
	Q1 2023	Full Year 2023
(unaudited)	Per Share	Per Share
GAAP diluted earnings per share guidance	$1.50 - $1.90	$7.75 - $8.75
Estimated adjustments
Other (a)	$—	$—
Adjusted diluted earnings per share guidance	$1.50 - $1.90	$7.75 - $8.75
(a)First quarter and full-year 2023 GAAP EPS may include the impact of certain discrete items, which will be excluded in calculating Adjusted EPS. In the past, these items have included losses on the early retirement of debt and certain other items that are discretely managed. The Company is not currently aware of any such discrete items.

Target Corporation Reports Fourth Quarter and Full-Year 2022 Earnings — Page 12 of 13

Earnings before interest expense and income taxes (EBIT) and earnings before interest expense, income taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures. We believe these measures provide meaningful information about our operational efficiency compared with our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and, for EBITDA, capital investment. These measures are not in accordance with, or an alternative to, GAAP. The most comparable GAAP measure is net earnings. EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate EBIT and EBITDA differently, limiting the usefulness of the measures for comparisons with other companies.

EBIT and EBITDA	Three Months Ended			Twelve Months Ended
(dollars in millions) (unaudited)	January 28, 2023	January 29, 2022	Change	January 28, 2023	January 29, 2022	Change
Net earnings	$876	$1,544	(43.3)%	$2,780	$6,946	(60.0)%
+ Provision for income taxes	167	473	(64.6)	638	1,961	(67.5)
+ Net interest expense	129	104	24.6	478	421	13.4
EBIT	$1,172	$2,121	(44.7)%	$3,896	$9,328	(58.2)%
+ Total depreciation and amortization (a)	697	690	0.9	2,700	2,642	2.2
EBITDA	$1,869	$2,811	(33.5)%	$6,596	$11,970	(44.9)%
(a)Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales.

Target Corporation Reports Fourth Quarter and Full-Year 2022 Earnings — Page 13 of 13

We have also disclosed after-tax ROIC, which is a ratio based on GAAP information, with the exception of the add-back of operating lease interest to operating income. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions)
	Trailing Twelve Months
Numerator	January 28, 2023	January 29, 2022
Operating income	$3,848	$8,946
+ Net other income / (expense)	48	382
EBIT	3,896	9,328
+ Operating lease interest (a)	93	87
- Income taxes (b)	744	2,073
Net operating profit after taxes	$3,245	$7,342

Denominator	January 28, 2023	January 29, 2022	January 30, 2021
Current portion of long-term debt and other borrowings	$130	$171	$1,144
+ Noncurrent portion of long-term debt	16,009	13,549	11,536
+ Shareholders' investment	11,232	12,827	14,440
+ Operating lease liabilities (c)	2,934	2,747	2,429
- Cash and cash equivalents	2,229	5,911	8,511
Invested capital	$28,076	$23,383	$21,038
Average invested capital (d)	$25,729	$22,210

After-tax return on invested capital	12.6%	33.1%
(a)Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within SG&A. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.
(b)Calculated using the effective tax rates, which were 18.7 percent and 22.0 percent for the trailing twelve months ended January 28, 2023, and January 29, 2022, respectively. For the twelve months ended January 28, 2023, and January 29, 2022, includes tax effect of $0.7 billion and $2.1 billion, respectively, related to EBIT and $17 million and $19 million, respectively, related to operating lease interest.
(c)Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities.
(d)Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.